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                                                                    EXHIBIT 99.1

                  ADDENDUM TO SEVERANCE AGREEMENT AND RELEASE

     This agreement is an Addendum ("Addendum") to the Severance Agreement and Mutual Release ("Severance Agreement") entered into on April 10, 2001 between eMachines, Inc. (the "Company") and John Dickinson ("Employee") (Company and Employee are collectively referred to herein as the "Parties").

     WHEREAS, Section 1 of the Severance Agreement presumed Employee's continued full-time active employment status up to and including his Resignation Date (as defined by the Severance Agreement);

     WHEREAS, Section 2(b) of the Severance Agreement conditioned certain of Employee's payments in the amount of $50,000, less applicable withholdings, upon Employee's substantial compliance in restructuring the Internet business unit of the Company, including the tasks set forth in Sections 2(b)(1-7) of the Severance Agreement (the "Tasks"), prior to his Resignation Date;

     WHEREAS, the Company has concluded that it is necessary to place Employee on a temporary leave of absence as of May 7, 2001, which will prevent Employee from maintaining his active status as an Employee of the Company and completing the Tasks prior to his Resignation Date;

     WHEREAS, the Parties mutually agree that it is necessary in this Addendum to modify the terms of the Severance Agreement to reflect the changed circumstances of Employee's status with the Company and the Company's obligations to make payments pursuant to the terms of the Severance Agreement;

     NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

     1.  Modification #1.  Section 1 of the Severance Agreement shall be
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stricken and replaced as follows:

         "1.   Resignation. Employee shall resign from his position at the
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Company effective July 1, 2001 ("Resignation Date"). From May 7, 2001 through the Resignation Date, Employee shall be on paid leave status with the Company. Employee shall return all Company-owned property in Employee's possession to the Company on or prior to May 14, 2001."

     2.  Modification #2.  Section 2(b) of the Severance Agreement shall be
         ---------------
stricken and replaced as follows:

         "(b)  Salary Through the Resignation Date; Bonus. From the date that
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this Agreement is signed by both Parties through the Resignation Date, the
Company will pay Employee a base salary at the annualized rate of $275,000 (the "Base Salary"). The
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Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholding. Up through the Resignation Date, the Company shall continue to provide Employee, Medical, Dental and Life Insurance (if applicable). Employee shall have the right to convert his health insurance benefits to individual coverage pursuant to COBRA (at the employee's expense) until the earlier of (a) 18 months following the Resignation Date or (b) Employee obtaining other employment providing comparable medical and dental insurance to that of the Company. The Company shall have no obligation to pay employee's COBRA benefits. In addition, within eight (8) days after the Resignation Date, the Company agrees to pay to employee a lump sum in the amount of ($50,000), less applicable withholding, provided that Employee has executed the General Release (as defined below) on the Resignation Date and not revoked it. In the event that Company requests the assistance of Employee in any pending or future claims or disputes, the Employee shall provide such assistance to the Company upon reasonable advance notice, and the Company shall pay any reasonable out-of-pocket expenses incurred by Employee in providing such assistance."

     3.  Entire Agreement.  To the extent this Addendum modifies the terms of
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the Severance Agreement, it supersedes and replaces such terms.  Aside from
Sections 1 and 2(b) of the Severance Agreement, as modified herein, all other original terms of the Severance Agreement shall remain in full force and effect.

     4.  Voluntary Execution of Agreement.  This Addendum is executed
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voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

         (a)   They have read this Addendum;
         (b) They have been represented in the preparation, negotiation, and execution of this Addendum by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
         (c) They understand the terms and consequences of this Addendum and of the releases it contains;
         (d) They are fully aware of the legal and binding effect of this Addendum.

[Signatures appear on the next page]
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     IN WITNESS WHEREOF, the Parties have executed this Addendum on the respective dates set forth below.

                                       eMachines, Inc.

     Dated:       5/9/01            By      /s/ Adam Andersen
            ___________________       ______________________________
                                       Name: Adam Andersen
                                       Title: SVP/COO

                                    John Dickinson, an individual


     Dated:     May 9, 2001                 /s/ John Dickinson
            ___________________       ______________________________
                                              John Dickinson